UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2015 (March 5, 2015)

Giggles N Hugs, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0001381435	20-1681362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Santa Monica Blvd., Suite 155, Los Angeles, CA 90067

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code 310-553-4847

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Interim President

On March 5, 2015, the Board of Directors of Giggles N Hugs, Inc. (the “Company”) designated John Kaufman to serve and perform the functions of the Interim President, to serve until such time as his successor is appointed and duly elected. The Company and Mr. Kaufman entered into an employment agreement (the “Employment Agreement”) whereby Mr. Kaufman shall receive 150,000 shares of the Company’s restricted common stock as a signing bonus. Additionally, Mr. Kaufman shall receive an additional 75,000 shares of the Company’s restricted common stock every three months from his date of hire.

There are no family relationships between the Company and Mr. Kaufman.  The Company has had no transaction since the beginning of its last fiscal year, and has no transaction proposed, in which Mr. Kaufman, or any member of his immediate family, have a direct or indirect material interest.

The foregoing description of the terms and conditions of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Kaufman has not been a party to any transaction with the Company or its subsidiaries during 2015 of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K and no such transaction is currently contemplated.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1      Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Giggles N Hugs, Inc.

Date: March 13, 2015	By:	/s/ Joey Parsi
	Name:	Joey Parsi
	Title:	Chief Executive Officer